Exhibit 15

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE SEPTEMBER 30, 2020 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated November 6, 2020, on our reviews of the interim financial information of TrustCo Bank Corp NY as of September 30, 2020 and for the three-month and nine-month periods ended September 30, 2020 and 2019, included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2020, is incorporated by reference in its Registration Statements, Form S-8 (No. 333-175868), Form S-8 (No. 333-233122), Form S-8 (No. 333-175867), Form S-8 (No. 333-206685), Form S-3 (No. 333-218227), Form S-3 (No. 333-217712), and Form S-3 (No. 333-238208).

Yours very truly,

/s/ Crowe LLP